August 27, 2021

North Capital Funds Trust
623 E. Fort Union Blvd.
Suite 101
Salt Lake City, Utah 84047

Re: North Capital Funds Trust; File Nos. 333-228904 and 811-23404

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the North Capital Funds Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 4 under the Securities Act of 1933 (Amendment No. 6 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP